Filed Pursuant to Rule 424(b)(3)and 424(c)
Registration Statement No. 333-107137

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED JULY 28, 2003
NEXMED, INC.
4,405,752 Shares
Common Stock

This prospectus supplement relates to the resale, from time to time, of up to 4,405,752 shares of Common Stock of NexMed, Inc., a Nevada corporation, all of which are being offered by the selling shareholders named in the prospectus dated July 28, 2003 or in any amendments or supplements thereto.

The prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto.

The information in the table appearing under the heading “Selling Shareholders” in the prospectus is amended by adding the Information below with respect to a selling shareholder not previously listed in the prospectus, and by deleting the information with respect to the other selling shareholder listed below and replacing such information with the information provided herein. Other than with respect to changes to the Common Stock holdings of the previously listed selling shareholders listed herein to reflect the transfer of warrants to the new selling shareholder, the information with respect to such previously listed selling shareholders reflects holdings as of July 2003.

Name of Selling Shareholder (1)	Number of Shares of Common Stock Owned before this Offering	Percentage of Class owned by the Selling Shareholder before this Offering (5)	Number of Shares of Common Stock being registered by this Prospectus (6)	Number of Shares of Common Stock to be Owned after this Offering	Percentage of Class to be owned by the Selling Shareholder after this Offering (8)
Omicron Master Trust (16)	172,102		186,685	0	*
Rockmore Investment Master Fund Ltd (17)	128,367	*	15,398	112,969	*

* less than 1%

 (1) None of the selling shareholders nor any of their officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

(5) This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 33,448,633 shares of Common Stock outstanding as of July 15, 2003 plus the number of shares of Common Stock issuable upon the exercise of options, warrants or other convertible securities held by the selling shareholder before this offering. This percentage includes shares of Common Stock issuable on conversion of the Preferred Stock, but excludes shares of Common Stock issuable on exercise of warrants not exercisable within 60 days.

(6) Pursuant to the terms of an Investor Rights Agreement dated as of July 2, 2003 between the Company and the holders of the Common Stock and warrants, we agreed to register for resale the shares of Common Stock purchased pursuant to the Common Stock and Warrant Purchase Agreement and 130% of the number of shares issuable on exercise of the warrants purchased pursuant to such Agreement.

(8) This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 33,448,633 shares of Common Stock outstanding as of July 15, 2003 plus the number of shares of Common Stock issuable upon the exercise of all options, warrants or other convertible securities held by the selling shareholder after this offering, assuming the sale by the selling shareholder of all of its shares covered by this prospectus. This percentage includes shares of Common Stock issuable on conversion of the Preferred Stock, but excludes shares of Common Stock issuable on exercise of warrants not exercisable within 60 days.

(16) Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(17) Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of June 7, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

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THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 7, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 7, 2007